                                                                   EXHIBIT 10.24




                            STOCK PURCHASE AGREEMENT

                                   dated as of

                               December 27, 2001,

                                     between

                  Gerald C. Hsu, Noriko Ando and The Eigen Fund

                                   ("SELLERS")

                                       and

                               Avant! Corporation
                                    ("BUYER")

ARTICLE I      PURCHASE AND SALE/CLOSING.............................................1

        1.1    Transfer of Shares by Sellers.........................................1

        1.2    Purchase of the Shares by Buyer.......................................1

        1.3    Holdback..............................................................2

        1.5    The Closing...........................................................3

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE SELLERS.........................4

        2.1    Organization and Qualification; Subsidiaries..........................4

        2.2    Capitalization of the Company and Its Subsidiaries....................5

        2.3    Intentionally Omitted.................................................5

        2.4    Financial Statements..................................................6

        2.5    No Undisclosed Liabilities............................................6

        2.6    Absence of Changes....................................................6

        2.7    Disclosure............................................................8

        2.8    No Violations.........................................................8

        2.9    No Default............................................................8

        2.10   Real Property.........................................................9

        2.11   Litigation............................................................9

        2.12   Company Permits; Compliance with Applicable Laws.....................10

        2.13   Employee Benefit Plans; ERISA........................................10

        2.14   Labor Matters........................................................15

        2.15   Environmental Matters................................................15

        2.16   Taxes................................................................17

        2.17   Absence of Questionable Payments.....................................20

        2.18   Company Contracts....................................................20

        2.19   Insurance Matters....................................................22

        2.20   Intellectual Property................................................22

        2.21   Brokers..............................................................25

        2.22   Representations and Warranties Concerning Sellers....................25

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF BUYER..............................26

        3.1    Organization and Related Matters.....................................26

        3.2    Authorization........................................................27

ARTICLE IV     CONTINUING COVENANTS.................................................27

        4.1    Nondisclosure of Proprietary Data....................................27

        4.2    Tax Cooperation......................................................27

        4.3    Change of Corporate Name.............................................27

ARTICLE V      INDEMNIFICATION......................................................27

        5.1    Obligations of Sellers...............................................28

        5.2    Obligations of Buyer.................................................28

        5.3    Limitations on Indemnity.............................................28

        5.4    Certain Tax Matters..................................................29

        5.5    Procedure............................................................29

        5.6    Waiver of Subrogation and Other Rights...............................30

        5.7    Survival.............................................................31

        5.8    Dispute Resolution...................................................31

ARTICLE VI     GENERAL..............................................................33

        6.1    Amendments; Waivers..................................................33

        6.2    Schedules; Exhibits; Integration.....................................33

        6.3    Best Efforts; Further Assurances.....................................33

        6.4    Governing Law; Forum.................................................33

        6.5    No Assignment........................................................34

        6.6    Headings.............................................................34

        6.7    Counterparts.........................................................34

        6.8    Limitation on Remedies...............................................34

        6.9    Parties in Interest..................................................34

        6.10   Notices..............................................................35

        6.11   Expenses and Attorneys Fees..........................................36

        6.12   Specific Performance.................................................36

        6.13   Knowledge Convention.................................................36

        6.14   Representation by Counsel; Interpretation............................36

        6.15   Severability.........................................................37

ARTICLE VII    DEFINITIONS..........................................................37

        7.1    Definitions..........................................................37

                            STOCK PURCHASE AGREEMENT

               This Stock Purchase Agreement is entered into as of December 27, 2001, as amended, among Avant! Corporation, a Delaware corporation ("BUYER"), and Gerald C. Hsu ("HSU"), Noriko Ando ("ANDO") and The Eigen Fund, a California limited liability company ("EIGEN" and together with Hsu and Ando, the "Sellers").


                                 R E C I T A L S

               WHEREAS, the Sellers own the outstanding shares of Common Stock (the "SHARES") of Maingate Electronics KK, a company organized under the laws of Japan (the "COMPANY"), as set forth in Section 2.2(a) of the Sellers' Disclosure Schedule; and

               WHEREAS, the Sellers desire to sell, and Buyer desires to buy, the Shares for the consideration described herein.


                                A G R E E M E N T

               In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:


                                    ARTICLE I

                            PURCHASE AND SALE/CLOSING

               1.1 TRANSFER OF SHARES BY SELLERS.

               Subject to the terms and conditions of this Agreement, the Sellers agree to sell the Shares and deliver the certificates evidencing the Shares to Buyer at the Closing. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of Company. Sellers will pay any Taxes payable with respect to the transfer of the Shares.

               1.2 PURCHASE OF THE SHARES BY BUYER.

               Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Shares from the Sellers and, in consideration therefor, to pay to the Sellers an aggregate of US $ 13,647,400 at the Closing (the "PURCHASE PRICE"). Each of the Sellers shall receive from Buyer that portion of the Purchase Price set forth opposite his or her name in Section 1.2 of the Sellers' Disclosure Schedule, subject to Section 1.3 hereof, in exchange for the number of Shares set forth opposite his or her name on such schedule.

               1.3 HOLDBACK.

               Seventy percent (70%) of the Purchase Price (the "HOLDBACK") shall be withheld from payment at Closing and held in escrow by Buyer, which shall serve as security for the indemnification obligations of the Sellers under
Article V hereof and shall be disbursed to Buyer as set forth in Section 5.8 hereof. On the Termination Date (as defined in Section 5.7 hereof), the remaining amount of the Holdback less any amount reasonably necessary to pay any Claim with respect to which a notice of Claim has been given as provided in
Article V hereof shall be delivered to the Sellers pro rata in accordance with their percentage interests set forth in Section 1.3 of the Sellers' Disclosure Schedule (subject to the final sentence of Section 5.8(h) hereof). Any remaining portion of the Holdback retained by Buyer after the Termination Date in order to settle any outstanding Claim shall be placed by Buyer in an independent escrow account concurrent with the Termination Date and released to the Buyer or Sellers, as applicable, immediately after the Claim has been resolved. Notwithstanding the foregoing, if the Merger Agreement (as defined in Section
5.7 hereof) has been terminated, then fifty percent (50%) of the then-current Holdback, less any amount reasonably necessary to pay any Claim with respect to which a notice of Claim has been given but for which such Claim has not been resolved, shall be delivered to the Sellers in accordance with their percentage interests set forth in Section 1.3 of the Sellers' Disclosure Schedule (subject to the final sentence of Section 5.8(h) hereof), within 5 days after termination of the Merger Agreement. The remaining fifty percent (50%) of the then-current Holdback shall remain subject to the escrow and other provisions set forth in this Section 1.3.

               1.4 PURCHASE PRICE ADJUSTMENT.

               (a) Promptly following the Closing, Buyer shall cause PricewaterhouseCoopers LLP (the "AUDITORS") to commence an audit of the books and records of the Company as of December 31, 2001 (the "POST-CLOSING AUDIT") to determine, as of December 31, 2001, the balance sheet of the Company (the "CLOSING BALANCE SHEET"), calculated in accordance with GAAP (defined below). From the Closing Balance Sheet, the Auditors will use the following formula to calculate the formula price (the "FORMULA PRICE"):

               Formula Price = US$13,000,000 minus A minus B.

For purposes of this formula, A shall equal fifteen million U.S. dollars (US$15,000,000) minus the amount of cash on the Closing Balance Sheet. Notwithstanding the previous sentence, if A is a negative amount, it shall not be subtracted under the previous sentence in determining the Formula Price. For purpose of the formula, B shall equal one million three hundred fifty thousand U.S. dollars ($US1,350,000) minus (x minus y) where x is the total amount of assets on the Closing Balance Sheet other than cash, and y is the total amount of liabilities on the Closing Balance Sheet other than accounts payable-trade owing to Buyer and/or its Subsidiaries. Notwithstanding the previous sentence, B shall not be subtracted in determining the formula price if B is a negative number or if A plus B is a negative number.

               (b) Buyer shall direct the Auditors to complete the Post-Closing Audit and to notify Buyer and Sellers in writing of the results thereof and the Formula Price as promptly as practicable, but in no event later than 60 days after the Closing Date. The determinations of the Auditors pursuant to this
Section 1.4(b) shall be made in consultation with the Company's former accountants, but shall be finally determined by the Auditors and shall be binding and conclusive for purposes hereof. Buyer shall bear the costs and expenses associated with the Post-Closing Audit.

               (c) If the Post-Closing Audit determination of the Formula Price pursuant to Section 1.4(b) is less than the Purchase Price minus US$647,400 (a "BASE SHORTFALL"), then Buyer shall have a Claim against Sellers for the Base Shortfall amount, which Buyer shall satisfy out of the Holdback as promptly as practicable after such determination.

               1.5 THE CLOSING.

               (a) The Closing will take place at the offices of O'Melveny & Myers LLP, 990 Marsh Road, Menlo Park, California, at 9:00 a.m. California time on December 27, 2001 or on such later date as the Sellers and Buyer may agree.

               (b) Prior to the Closing::

                   (1) the Sellers shall have obtained and provided to Buyer all required Approvals and Permits listed in Section 2.8 of the Sellers' Disclosure Schedule; and

                   (2) the directors and officers of the Company and its Subsidiaries listed on Section 1.5 of the Sellers' Disclosure Schedule shall have submitted their resignations in writing to the Company and its Subsidiaries, as applicable, which shall be effective as of the Closing.

               (c) At the Closing, the Sellers shall deliver to Buyer the following:

                   (1) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                   (2) copies, certified as of the Closing Date by a representative or director of the Company, of the resolution(s) duly adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Agreement;

                   (3) copies, certified as of the Closing Date by the Secretary or Assistant Secretary of Eigen, of the resolution(s) duly adopted by the managing member of Eigen authorizing the transactions contemplated by this Agreement;

                   (4) copies, certified as of the Closing Date by a representative or director of the Company, of the charter and organizational documents of the Company in effect as of the date hereof;

                   (5) a spousal consent duly executed by the spouse of Gerald
        C. Hsu; and

                   (6) a resignation letter from Moriyuki Chimura whereby Mr. Chimura resigns as a member of the Board of Directors of the Company effective immediately after the meeting of the Board of Directors of the Company to be held on the Closing Date.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

               Except as set forth in Section 2.22 hereof or as indicated on the Sellers' Disclosure Schedule dated December 27, 2001 previously delivered to Buyer, Sellers jointly and severally represent, warrant and agree as follows:

               2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

               (a) The Company and each of its Subsidiaries is a corporation or legal entity duly organized, validly existing and (in those jurisdictions in which there is an applicable concept of good standing) in good standing under the Laws (defined below) of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

               (b) Section 2.1(b) of the Sellers' Disclosure Schedule sets forth
(i) a list of all Subsidiaries of the Company, and (ii) in the case of such Subsidiaries not wholly-owned by the Company (A) the identity of any other entity or person that owns, directly or indirectly, beneficially or of record, any shares of capital stock or other security, or any option to purchase any shares of capital stock or other security, or any other investment in such entity (and all rights, privileges and preferences of any such beneficial or record holder with respect thereto, including repurchase rights, put rights, cancellation rights, co-sale rights, registration rights or other rights affecting the shares or options held by such third party), (B) the percentage ownership represented by such investment and (C) with regard to the entity in which such investment is held, all jurisdictions where such entities conduct business or own assets. The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any entity that is not listed in Section 2.1(b) to the Sellers' Disclosure Schedule.

               (c) The Company and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

               (d) The Company has heretofore delivered to Buyer accurate and complete copies of the articles or certificate of incorporation and bylaws or other similar organizational documents, as currently in effect, of (i) the Company and (ii) each of its Subsidiaries.

               2.2 CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

               (a) The authorized capital stock of the Company consists of:
13,600 shares of Common Stock. As of the date hereof, 8,000 shares of Common Stock were issued and outstanding and owned of record and beneficially as set forth in Section 2.2(a) of the Sellers' Disclosure Schedule. All the outstanding share capital of the Company has been duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and in Section 2.2(a) of the Sellers' Disclosure Schedule, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of capital stock of the Company or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity and (4) there are no outstanding shareholder agreements, voting agreements, option agreements, buy-sell agreements, rights of first refusal or first offer, proxies, registration rights agreements or other similar agreements with respect to the equity securities of the Company or any of its Subsidiary.

               (b) All of the capital stock of the Company's Subsidiaries owned by the Company, directly or indirectly, is free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and there are no irrevocable proxies with respect to such capital stock. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               (c) The Company has received written waivers from the persons named on Section 2.2 (c) of the Sellers' Disclosure Schedule canceling the options listed opposite such persons' names on such schedule (the "WAIVERS"). No consideration was, or will be, paid by the Company or any of its Subsidiaries to obtain any Waiver or otherwise in connection with any Waiver. The Company has delivered a true and complete copy of each Waiver to Buyer prior to the date hereof.

               2.3 INTENTIONALLY OMITTED.

               2.4 FINANCIAL STATEMENTS.

               The audited and unaudited consolidated financial statements of the Company for the fiscal years ended March 31, 1999, 2000, and 2001 and for the seven-month period ended October 31, 2001 (the "FINANCIAL STATEMENTS") fairly present, in conformity with Japanese generally accepted accounting principles applied on a consistent basis ("GAAP") (except as specifically indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

               2.5 NO UNDISCLOSED LIABILITIES.

               Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) liabilities or obligations reflected in the Financial Statements, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice, and which have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) as otherwise disclosed in Section 2.5 of the Sellers' Disclosure Schedule. Section 2.5 of the Sellers' Disclosure Schedule sets forth each of the Company's liabilities and obligations of any nature, whether accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, which liability or obligation (x) if incurred on or before September 30, 2001, is or may be in an individual amount greater than five hundred thousand U.S. dollars (US$500,000) or (y) if incurred after September 30, 2001 and on or before the date hereof, is or may be in an individual amount greater than one hundred thousand U.S. dollars (US$100,000).

               2.6 ABSENCE OF CHANGES.

               Since December 31, 2000, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been:

               (a) any event, occurrence or development which has had, or would have, individually or in the aggregate, a Material Adverse Effect on the Company;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any securities of the Company or of any of its Subsidiaries (including without limitation any options or other equity or potential equity rights);

               (c) any amendment of (or agreement to amend) any term of any outstanding security of the Company or of any Subsidiary of the Company;

               (d) (i) any incurrence or assumption (or agreement to incur or assume) by the Company or any Subsidiary of the Company of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) liability (whether directly, contingently or otherwise) by the Company or any Subsidiary of the Company for the obligations of any other person (other than any wholly owned Subsidiary of the Company);

               (e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any material asset of the Company or any Subsidiary of the Company other than in the ordinary course of business consistent with past practice;

               (f) any making or cancellation of (or agreement to make or cancel) any loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary of the Company other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of the Company;

               (g) (i) any contract or agreement entered into by the Company or any Subsidiary of the Company relating to any material acquisition or disposition of any assets or business or (ii) any material modification, amendment, assignment, termination or relinquishment by the Company or any Subsidiary of the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee);

               (h) any change in any method of accounting or accounting principles or practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

               (i) any (i) grant of (or agreement to grant) any severance or termination payment; (ii) entering into (or agreement to enter into) any employment, deferred compensation, change in control, severance, retention, consulting, indemnification, release or other similar agreement (or any amendment to any such existing agreement or arrangement); (iii) increase in (or agreement to increase) any compensation or benefits payable or to become payable under any severance or termination pay or benefit plans or policies or employment, deferred compensation, retention, consulting, change in control, severance agreements or arrangements; (iv) grant of (or agreement to increase) any bonus or similar payment (annual or otherwise, and whether or not consistent with past practice) other than in the ordinary course of business but only as specified in Section 2.6(i) of the Sellers' Disclosure Schedule (which Section 2.6(i) sets forth (x) in the case of officer, director or consultant grantees, the identity of the grantee and the amount of such bonus or similar payment and
(y) in the case of other
grantees, the aggregate amount of such bonuses and similar payments); or (v) increase in (or agreement to increase) any compensation or benefits (other than as referred to in clause (iv)), in the case of each of clauses (i) through (v) to or with any current or former director, officer, employee or consultant of or to the Company or any of its Subsidiaries other than, in the case of clause (v) only, increases prior to the date hereof in annual salary or wage rates payable to employees of the Company or any of its Subsidiaries (other than officers, directors or employees with employment agreements referred to in Section 2.18(a) of the Sellers' Disclosure Schedule) that have been granted in the ordinary course of business consistent with past practice and at regularly scheduled times; or

               (j) any new material Tax election or revocation of a previous material Tax election by the Company or any Subsidiary of the Company, any settlement or compromise of any Tax liability of the Company or any Subsidiary of the Company, or change (or request to any taxing authority to change) any aspect of the method of accounting for Tax purposes employed by the Company or any Subsidiary of the Company.

               2.7 DISCLOSURE.

               None of the information supplied or to be supplied by or on behalf of any Seller, Company or any Subsidiary of the Company to Buyer or its agents or representatives in connection with these transactions, this Agreement or the negotiations leading up to this Agreement, did contain, or at the respective times such information is or was delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               2.8 NO VIOLATIONS.

               Neither the execution, delivery and performance of this Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit, or the creation of any Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. Section 2.8 of the Sellers' Disclosure Schedule sets forth a list of all Approvals and Permits required to be obtained in connection with the consummation of the transactions contemplated by this Agreement

               2.9 NO DEFAULT.

               Except to the extent disclosed in Section 2.9 of the Sellers' Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any term of (i) its articles or certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other material agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity (defined below) ("LAW") applicable to the Company, its Subsidiaries or any of their respective properties or assets.

               2.10 REAL PROPERTY.

               (a) Neither the Company nor any of its Subsidiaries owns any real property.

               (b) Section 2.10 of the Sellers' Disclosure Schedule sets forth all leases, subleases and other agreements (the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses, occupies or sublets or has the right to use, occupy or sublet now or in the future, any real property. Sellers have heretofore delivered to Buyer true, correct and complete copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. All rent and other sums and charges payable by the Company and its Subsidiaries as tenants, or payable to the Company or any of its Subsidiaries as sublessor, under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary of the Company or, to the Company's knowledge, the landlord or the sublessee, as the case may be, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest and
(ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof.

               (c) No party to any Real Property Lease has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder and the Company has no knowledge of any such claim.

               2.11 LITIGATION.

               There is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets.

               2.12 COMPANY PERMITS; COMPLIANCE WITH APPLICABLE LAWS.

               The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits. The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law applicable to the Company or its Subsidiaries. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same.

               2.13 EMPLOYEE BENEFIT PLANS; ERISA.

               (a) Neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to, or has or may have any liability, direct or indirect, contingent or otherwise (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) under or with respect to, any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") providing benefits to any current or former employee, consultant or director of the Company or any of its Subsidiaries or any current or former employee, consultant or director of any entity with respect to which the Company or its Subsidiaries is a successor (collectively the "COMPANY BENEFIT PLANS"). True and complete copies of each Company Benefit Plan, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, all amendments thereto and the most recent determination letters issued by the Internal Revenue Service, all government and regulatory approvals received from any foreign Regulatory Agency, the most recent summary plan descriptions (including any material modifications), the two most recent annual reports on Form 5500 (including all exhibits and attachments thereto), the two most recent actual reports and the two most recent audited financial reports for any funded Company Benefit Plan have been supplied or made available to Buyer. Neither the Company nor any of its Subsidiaries has made any plan or commitment to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would increase the compensation or benefits provided to any employee or former employee, consultant or director of the Company or any Subsidiary of the Company. Since December 31, 2000, there has been no material change, amendment, modification to, or adoption of, any Company Benefit Plan.

               (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any law or regulation of any foreign jurisdiction or Regulatory Agency, such plan so qualifies, its trusts (if any) are exempt from taxation under Section 501(a) of the Code (or the comparable provisions of any law or regulation of any foreign jurisdiction or Regulatory Agency) and the consummation of the transaction contemplated hereby will not adversely affect such qualification or exemption;
(ii) it has been operated and administered in compliance with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations); (iii) there are no pending or threatened claims against, by or on behalf of any Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iv) no breaches of fiduciary duty have occurred; (v) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (vi) no Lien imposed under the Code, ERISA or any foreign law exists; and (vii) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Company's consolidated financial statements.

               (c) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and to the knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such liability to the Company, any of its Subsidiaries or, after the Closing, to Buyer.

               (d) The Company and each of its Subsidiaries has complied in all material respects with, and each such Company Benefit Plan conforms in all material respects in operation and form to, all applicable legal requirements, including, but not limited to, ERISA, the Code and all applicable U.S. and non-U.S. state and local securities laws and regulations.

               (e) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) as to which either the Company or any Subsidiary of the Company may incur any liability under, or which is subject to,
Section 302 or Title IV of ERISA or Section 412 of the Code:

                   (1) no such plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code);

                   (2) no such plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either the Company or any Subsidiary of the Company under Title IV of ERISA;

                   (3) no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary of the Company, or by any other person, so as to result in any material liability to the Company or any Subsidiary of the Company, whether such liability is contingent or otherwise;

                   (4) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the "PBGC")) to terminate any such plan or to appoint a trustee for any such plan;

                   (5) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any material liability of the Company or any Subsidiary of the Company under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan;

                   (6) if any such plan were to be terminated as of the Closing Date or if any person were to withdraw from such plan, neither the Company nor any Subsidiary of the Company would incur, directly or indirectly, any material liability under Title IV of ERISA;

                   (7) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, nor has notice of any such event or similar notice to any foreign Regulatory Agency been required to be filed for any Company Benefit Plan within the past 12 months nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement;

                   (8) no such plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and

                   (9) the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA.

               (f) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), neither the Company nor any Subsidiary of the Company has any obligations to provide health, life insurance, or death benefits with respect to current or former employees, consultants or directors of the Company or any of its Subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code, and each such Company Benefit Plan may be amended or terminated at any time without incurring liability thereunder. There has been no communication to any employee, consultant or director of the Company or any Subsidiary of the Company that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.

               (g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or
(v) cause any compensation to fail to be deductible under Section 162(m) of the Code, or any other provision of the Code or any similar foreign law or regulation.

               (h) Under each Company Benefit Plan which is a single-employer plan and any foreign plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
Section 4001(a)(16) of ERISA or, with respect to any foreign plan, as determined under any equivalent law or practice (in each case as determined on the basis of the actuarial assumptions contained in Company Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan, and there has been no material adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

               (i) Neither the Company nor any of its Subsidiaries maintains any plan, agreement or arrangement, formal or informal, that provides benefits in the nature of severance or has outstanding any liabilities with respect to any severance benefits available under any plan, agreement or arrangement.

               (j) Neither the Company nor any Subsidiary of the Company has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund a Company Benefit Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

               (k) Section 2.13(k) of the Sellers' Disclosure Schedule sets forth any and all indebtedness in excess of fifty thousand U.S. dollars (US$50,000) owed by any current or former employee, consultant or director to the Company or any Subsidiary of the Company.

               (l) No Company Benefit Plan, nor the Company or any Subsidiary of the Company with respect to any Company Benefit Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state governmental agency or any foreign Regulatory Agency, nor is any such audit or investigation pending or threatened.

               (m) All liabilities with respect to any current or former employee, consultant or director of the Company or any Subsidiary of the Company or any affiliate of any member thereof, whether contingent or otherwise, that are accurately reflected on the Company's latest audited financial statements.

               (n) Except as set forth in Section 2.13(n) of the Sellers' Disclosure Schedule, neither the Company nor any Subsidiary of the Company maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary of the Company.

               (o) The Company has provided to Buyer a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its Subsidiaries who, as of the date hereof, holds (i) any option to purchase any shares of capital stock or commitments for future options, together with the number of such shares subject to each such option, the exercise price per share under each such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, (ii) any shares that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the shareholders' employment, directorship or other relationship with the Company or any of its Subsidiaries or which shares are subject to performance-based vesting and (iii) any other award or right (including share units or stock appreciate rights), directly or indirectly, to receive shares of capital stock (or any other unit of Company equity) or any amount payable by reference to the shares of capital stock (or any other unit of Company equity), together with the number of shares of capital stock (or any other unity of Company equity) subject to such right.

               (p) Except as set forth in Section 2.13(p) of the Sellers' Disclosure Schedule, there are no liabilities, whether contingent or absolute, of the Company or any of its Subsidiaries relating to workers' compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

               (q) With respect to each Company Benefit Plan and with respect to each state workers' compensation arrangement, that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no liability of the Company or its Subsidiaries under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

               (r) Neither the Company nor any Subsidiary of the Company maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any person in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary of the Company.

               2.14 LABOR MATTERS.

               (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

               (b) Neither the Company nor any of its Subsidiaries has violated any statute, law, ordinance, rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

               (c) Except as set forth in Section 2.14 of the Sellers' Disclosure Schedule, since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN ACT"), neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

               2.15 ENVIRONMENTAL MATTERS.

               (a) For purposes of this Agreement:

                   (1) "ENVIRONMENT" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical structures and improvements thereon.

                   (2) "ENVIRONMENTAL COSTS AND LIABILITIES" mean any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation, monitoring, remediation or other response action) pursuant to any Environmental Law or arising from the Environment, Hazardous Substances or a Release.

                   (3) "ENVIRONMENTAL LAW" means any law (including without limitation common law), statute, code, order, judgment, decision, rule, regulation, standard, or requirement of any Governmental Entity, or any binding agreement with any Governmental Entity, relating to: (a) the Environment, including, without limitation, pollution, contamination, cleanup, preservation, protection, or reclamation of the Environment;
        (b) public or employee health or safety; (c) any Release, including without limitation notification, investigation, monitoring, or remediation of or other response to a Release; or (d) the handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Substances.

                   (4) "HAZARDOUS SUBSTANCE" means any pollutant, hazardous contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, or industrial, toxic, radioactive, infectious, disease-causing or hazardous substance, waste or agent.

                   (5) "PROCEEDING" means any order, decree, judgment, agreement, claim, citation, complaint, inspection, investigation, notice, arbitration or other proceeding.

                   (6) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Substance at, in, on, or onto the Environment.

               (b) Except as set forth in Section 2.15(b) of the Sellers' Disclosure Schedule:

                   (1) The operations of the Company and its Subsidiaries are, have been and, as of the Closing Date, will be, in compliance with all Environmental Laws and all Company Permits issued under Environmental Laws, and the Company is not aware of any facts, circumstances or conditions which would prevent the operations of the Company and its Subsidiaries from continued compliance in the future with all Environmental Laws and Company Permits issued under such Laws.

                   (2) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all Company Permits required under applicable Environmental Laws for the continued operations of their respective businesses and will, as of the Closing Date, have filed all applications and related documents required to obtain the extension or renewal of all such Company Permits.

                   (3) There have been no Proceedings against the Company or its Subsidiaries relating to either their current or former operations alleging any violation of Environmental Law or of any Company Permit issued under any Environmental Law or seeking to impose Environmental Costs and Liabilities. To the knowledge of the Company and its Subsidiaries, no such Proceeding has been threatened.

                   (4) To the Company's knowledge, there has been no Release, whether on-site or off-site, that has subjected, or is reasonably anticipated to subject, the Company or its Subsidiaries to a notification or reporting requirement under any Environmental Law or to any Environmental Costs and Liabilities.

                   (5) To the Company's knowledge, there has been no disposal of Hazardous Substances at, in, on or under any of the properties currently or previously owned or operated by the Company or its Subsidiaries, and no storage or use of Hazardous Substances at these properties.

                   (6) There is not now, nor to the Company's knowledge, has there been in the past, on or in any current or former property owned or operated by the Company or its Subsidiaries any asbestos, asbestos-containing material, polychlorinated biphenyls, or underground storage tanks.

               (c) The Company has provided Parent with copies of all assessments, audits, investigations, and sampling or similar reports relating to the Environment, Hazardous Substances, Environmental Laws or any Release, to the extent applicable to the current or former operations of the Company or its Subsidiaries and to the extent in the possession or control of the Company.

               2.16 TAXES.

               (a) The Company and each Subsidiary of the Company have timely filed (taking into account all available extensions) all Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of the Company or Subsidiary of the Company, as the case may be) required to be filed by applicable Law and have paid all amounts due in respect of Taxes (whether or not actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Law.

               (b) The amount of the Company's and its Subsidiaries' liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as shown in the most recent Financial Statements. For these purposes "liability for unpaid Taxes" shall include Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges (including, without limitation, all Taxes that the Company or a Subsidiary of the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties) relating to periods covered by the Financial Statements. Except as set forth in Section 2.16(b) of the Sellers' Disclosure Schedule, the current liability accruals do not include any Taxes other than those imposed by U.S. federal, state, or local government or any agency or political subdivision of such government. Except as set forth in Section 2.16(b) of the Sellers' Disclosure Schedule, as of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company or any of its Subsidiaries for the most recently ended period and all prior periods for which there is not an adequate reserve.

               (c) No claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (d) No Liens for Taxes exist with respect to any asset of the Company or any Subsidiary of the Company, except for statutory liens for Tax not yet due.

               (e) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any Subsidiary of the Company in writing by any Tax authority. Except as set forth in Section 2.16(e) of the Sellers' Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received any written or oral notice from any Tax authority of any examinations, audits or litigation involving Taxes, or of any proposed assessments or adjustments regarding Taxes. Except as set forth in Section 2.16(e) of the Sellers' Disclosure Schedule, there are and have been no examinations, audits or litigation involving Taxes involving the Company or any Subsidiary of the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and the period during which any assessment against the Company or any of the Subsidiaries may be made by the United States Internal Revenue Service (the "IRS") or other appropriate taxing authority has expired or will expire without waiver or extension of any such period for each such authority.

               (f) There are no agreements relating to allocating or sharing of Taxes of which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any agreement providing for payments by the Company or any of its Subsidiaries with respect to any amount of Taxes.

               (g) Neither the Company nor any Subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code and the Company is not required to withhold tax on the purchase of the Company by reason of section 1445 of the Code. Neither the Company nor any of its Subsidiaries has agreed to nor is it required to make, any adjustment under Code section 481(a) by reason of a change in accounting method or otherwise.

               (h) Neither the Company nor any Subsidiary of the Company has been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company or a Subsidiary may be subject, other than the affiliated group of which the Company is the common Parent.

               (i) The Company has made available to Buyer true and complete copies of all Tax Returns of the Company and its Subsidiaries for tax years beginning on or after January 1, 1997. No audit report have been issued since 1991 (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any Subsidiary of the Company. Section 2.16(i) of the Sellers' Disclosure Schedule lists all material Tax Returns filed by the Company or any of its Subsidiaries for all years and indicates whether each such Tax Return has been examined by and settled with the IRS or other appropriate taxing authority.

               (j) No elections under section 338 of the Code have been made by or in respect of the Company or any of its Subsidiaries.

               (k) Neither the Company nor any of its Subsidiaries previously elected to be treated as an S Corporation under section 1361 of the Code.

               (l) Section 2.16(l) of the Sellers' Disclosure Schedule lists all transactions in which the Company or any of its Subsidiaries acquired substantially all of the assets relating to a business or acquired more than 50 percent of the stock or other equity interests of any entity (including but not limited to a profits or capital interest of a limited liability company or partnership); provided that such list of transactions does not include transactions where the purchase price was less than one million U.S. dollars (US$1,000,000) (whether such consideration was delivered in cash or other property).

               (m) For purposes of this Agreement:

                   (A) "TAXES" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, ad valorem taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, gift taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation premiums, Pension Benefit Guaranty Corporation premiums and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

                    (B) "TAX RETURNS" means a report, estimate, declaration of estimated taxes, information statement or return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries and information returns or reports with respect to backup withholding and other payments to third parties.

               2.17 ABSENCE OF QUESTIONABLE PAYMENTS.

               Neither the Company nor any of its Subsidiaries nor, any director, officer, agent, employee, consultant or other person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. Except as set forth in Section 2.17 of the Sellers' Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into, or is a party to, any transaction, understanding, contract or other agreement or arrangement with any Affiliate, Associate or shareholder of the Company, other than transactions in the ordinary course of business consistent with past practice between the Company on one hand and Buyer or its Subsidiaries on the other hand.

               2.18 COMPANY CONTRACTS.

               (a) The Company has heretofore delivered to Buyer true, correct and complete copies of each of the following and all amendments, modifications and supplements thereto, to which the Company or any of its Subsidiaries is a party and which are in effect (or contain provisions that remain in effect) as of the date hereof or will come into effect (or give rise to actual or contingent obligations that will or may come into effect) after the date hereof:
(i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts other than employment agreements and offer letters terminable in each case at will (or on not more than 30 days' notice) and without consideration, including any contract to which the Company or any of its Subsidiaries is a party involving employees of the Company; (ii) distribution agreements, franchise agreements, original equipment manufacturer agreements, end user licenses granted by the Company, volume purchase agreements, software licenses granted by the Company, material software licenses granted to the Company, reseller agreements, service agreements, research and development agreements, joint sales agreements, territory arrangements, franchise, product development, commission or agency agreements with non-employees, sales representative agreements with non-employees, conditional sales contracts, and other agreements with non-employees involving the payment of commissions or other consideration or providing for discounts with respect to the provision of services by the Company or its Subsidiaries or the manufacture, licensing, rental, sale or distribution of the Company's products; (iii) joint development agreements with non-employees, cooperative development agreements, technical development agreements, joint marketing agreements, cooperative marketing agreements, interoperability agreements and agreements with subcontractors related to the development, maintenance or quality assurance testing of the Company's products; (iv) all agreements, including employee and severance agreements, that either have change of control or similar provisions or otherwise have benefits or payment provisions that would be triggered by the consummation of the transactions contemplated hereby; (v) contracts granting a right of first refusal or first negotiation with regard to a sale of any assets of the Company or any of its Subsidiaries; (vi) subscription, shareholder, voting, release, indemnification, partnership or joint venture agreements; (vii) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1998 or, if prior to that date, having representations, warranties or indemnities that remain in effect or as to which claims are pending or pursuant to which the Company retains any payment obligations (including contingent payment obligations); (viii) contracts or agreements with any Governmental Entity; (ix) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing material indebtedness for borrowed money by the Company or any of its Subsidiaries or any such agreement pursuant to which material indebtedness for borrowed money may be incurred; (x) agreements that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business; (xi) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; (xii) contracts or agreements with any Affiliates or Associates of the Company and its Subsidiaries or the Buyer and its Subsidiaries, except for any agreements between any Seller and Buyer; (xiii) agreements with respect to the settlement of any suits, claims, actions, proceedings or investigations against the Company or any of its Subsidiaries or any of their respective properties or assets; (xiv) agreements granting a security interest in respect of any assets of the Company to any third party; and (xv) commitments and agreements to enter into any of the foregoing (collectively, the "COMPANY CONTRACTS"). Section 2.18 of the Sellers' Disclosure Schedule sets forth a list of all Company Contracts.

               (b) Each of the Company Contracts constitutes the valid and legally binding obligation of the Company or one or more of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. There is no default under any Company Contract so listed either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party.

               (c) No party to any Company Contract has given notice to the Company of or made a claim against the Company with respect to any material breach or default thereunder.

               2.19 INSURANCE MATTERS.

               Section 2.19 of the Sellers' Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its Subsidiaries which policies have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice.

               2.20 INTELLECTUAL PROPERTY.

               (a) (i) Section 2.20(a)(i) of the Sellers' Disclosure Schedule sets forth a list of the following categories of Company Owned Intellectual
Property: (A) Trademarks; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) Software (other than commercial "shrink wrap" software and those that are in development and alpha or beta tests); and (E) Network Identifiers; and in each case listing, as applicable, the registration number, and in the case of a registration, the registered owner, and the jurisdiction of registration; and

                   (ii) Section 2.20(a)(ii) of the Sellers' Disclosure Schedule sets forth a complete and correct list of: (A) all agreements under which the Company or any of its Subsidiaries use, have access to or exercise any other rights with regard to Company Licensed Intellectual Property, other than those agreements for Company Licensed Intellectual Property that is commercial "shrink wrap" software or publicly available "shareware" or "freeware" software and (B) all agreements under which the Company or any of its Subsidiaries has licensed to others, or has been granted a license or otherwise afforded, the right to access or use Company Intellectual Property or exercise any other rights with regard thereto; in each case, specifying the parties to the agreement, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

               (b) The Company and its Subsidiaries own, or license or otherwise possess full, legally enforceable rights to use, all Intellectual Property that the Company or any of its Subsidiaries uses or holds for use, or intends to use, in connection with its respective business, or that is material or necessary to its respective business, in each case, as such business currently is conducted or as is proposed to be conducted, free and clear of conditions, adverse claims or Liens.

               (c) The Company and its Subsidiaries have taken all reasonable and appropriate steps when deemed necessary in the Company's reasonable discretion to register all registrable Company Intellectual Property, other than Copyrights, with the applicable authorities in Japan and any other jurisdiction in which the Company currently conducts business, and all registrations for Company Owned Intellectual Property, including for Patents and Trademarks, are registered in the name of the Company or its Subsidiaries, as the case may be, and are subsisting.

               (d) The Company and its Subsidiaries generally secures valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Company Owned Intellectual Property of the rights to such contributions that the Company or its Subsidiaries do not already own by operation of law.

               (e) The Company and its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of Company Intellectual Property.

               (f) Except as set forth in Section 2.20(f) of the Sellers' Disclosure Schedule, there is no pending (or, to the knowledge of the Company and its Subsidiaries, threatened) assertion or claim: (i) challenging the validity, enforceability, scope or effectiveness of, or contesting the Company's or any of its Subsidiaries' rights with respect to, any Company Owned Intellectual Property, or (ii) challenging the Company's or any of its Subsidiaries' rights to use any Company Licensed Intellectual Property or the enforceability of any agreements or arrangements relating thereto.

               (g) Except as set forth in Section 2.20(g) of the Sellers' Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) is a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any Intellectual Property of any person; or (ii) has brought any action, suit or proceeding against any person for infringement or misappropriation of, or breach of any license or agreement involving, any Company Intellectual Property.

               (h) Neither Company Intellectual Property nor the use or other exploitation thereof by the Company or any of its Subsidiaries (or any consultant, contractor or employee of the Company or any of its Subsidiaries who contributes to or has contributed to or participated in the creation or development of Company Intellectual Property), nor the Company's or any of its Subsidiaries' sale or provision of, or any other exercise of rights in respect of, any products or services of the Company or its Subsidiaries that heretofore have been or currently are exploited by the Company or its Subsidiaries, infringes on, misappropriates, breaches or violates the rights in Intellectual Property of any person.

               (i) Neither the Company nor any of its Subsidiaries has given or received any notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Company Intellectual Property; neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any other party is currently in default with regard to any agreement relating to the Company Intellectual Property, and there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company or any of its Subsidiaries under any agreement relating to Company Intellectual Property, or would give any person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien.

               (j) To the Company's and each of its Subsidiaries' knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any person of any Company Intellectual Property. Other than in license agreements granting certain Company Owned Intellectual Property rights, neither the Company nor any of its Subsidiaries has entered into (i) any agreement to indemnify any other person against any charge of infringement, breach or misappropriation of any person's rights in Intellectual Property or (ii) any agreement granting any person the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any Company Owned Intellectual Property.

               (k) To the Company's and each of its Subsidiaries' knowledge, all use, disclosure or appropriation of confidential and/or proprietary information not owned by the Company or its Subsidiaries in the course of conducting their respective businesses has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and the owner of such confidential and/or proprietary information, or is otherwise lawful.

               (l) No person other than the Company, its Subsidiaries, and third parties authorized to hold source codes pursuant to an escrow or other agreement, possesses any current or contingent rights to, or otherwise uses, any computer software source code that is part of Company Owned Intellectual Property. Section 2.20(l) of the Sellers' Disclosure Schedule sets forth a complete and correct list of all such escrow and other agreements.

               (m) All Software contained within Company Owned Intellectual Property performs in all material respects in accordance with the specifications and other documentation included therein or applicable thereto issued by the Company.

               (n) As used in this Agreement:

                   (1) "INTELLECTUAL PROPERTY" means any and all intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names ("Trademarks"); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights ("PATENTS"); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship, whether or not copyrightable, copyrights, copyright registrations and pending copyright registration applications and mask works ("COPYRIGHTS"); (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person ("TRADE SECRETS") ; (v) computer software and firmware, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation ("SOFTWARE"); (vi); all internet protocol addresses and networks, including without limitation, DNS domain names, internet e-mail addresses, world wide web (www) and http addresses, network names, network addresses, (such as IPv4) and services (such as mail or website) whether or not used or currently in service, and any registrations relating thereto ("NETWORK IDENTIFIERS"); (vii) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (viii) goodwill associated with the foregoing.

                    (2) "COMPANY INTELLECTUAL PROPERTY" means any and all Intellectual Property that is being used or held for use, or is currently under development for use or is intended to be used, in the business of the Company or its Subsidiaries, as such businesses currently are or are anticipated to be conducted.

                    (3) "COMPANY LICENSED INTELLECTUAL PROPERTY" means all Company Intellectual Property other than the Company Owned Intellectual Property.

                    (4) "COMPANY OWNED INTELLECTUAL PROPERTY" means all Company Intellectual Property that is owned by the Company or its Subsidiaries.

               2.21 BROKERS.

               No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates.

               2.22 REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

               Each of the Sellers, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 2.22 are correct and complete as of the date of this Agreement with respect to himself, herself or itself:

               (a) Each Seller owns of record and beneficially the number of Shares set forth opposite such Seller's name in Section 1.2 of the Seller's Disclosure Schedule hereto, and has good and valid title to such Shares free and clear of any and all Liens other than the agreements and commitments contained herein or contemplated hereby. All consents, approvals, authorizations and orders necessary for the sale and delivery of the Shares to be sold by Sellers hereunder have been obtained, and each Seller has full right, power, authority and capacity to sell, assign, transfer and deliver the Shares pursuant to this Agreement. Upon delivery of the Shares by Sellers hereunder and payment of the consideration therefor pursuant to this Agreement, good and valid title to the Shares, free and clear of any and all Liens, will pass to Buyer.

               (b) Eigen has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate or similar actions required to be taken by Eigen for the consummation of the transactions contemplated hereby. No other proceeding on the part of Eigen is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid, legal and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

               (c) No filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by the Sellers of this Agreement or the consummation by the Sellers of the transactions contemplated hereby.

               (d) Neither the execution, delivery and performance of this Agreement by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit, or the creation of any Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Seller is a party or by which any of them or any of their respective properties or assets or the Shares may be bound or (ii) violate any Law applicable to any Seller or any of their respective properties or assets or the Shares.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents, warrants and agrees as follows:

               3.1 ORGANIZATION AND RELATED MATTERS.

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreement to which it is a party.

               3.2 AUTHORIZATION.

               Buyer has duly and validly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.


                                   ARTICLE IV

                              CONTINUING COVENANTS

               4.1 NONDISCLOSURE OF PROPRIETARY DATA.

               Neither any Seller nor any of their representatives shall, at any time prior to the fourth anniversary of the date hereof, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the business or policies of Company that any Seller or any representative of Seller may have learned as a shareholder, employee, officer or director of Company or any of its Subsidiaries. In addition, at any time prior to the fourth anniversary of the date hereof, neither any Seller nor any of its representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to persons other than Buyer, any confidential information concerning the business or policies of Company and its Subsidiaries which may have been learned in any such capacity.

               4.2 TAX COOPERATION.

               After the Closing, each Seller shall, and shall cause their respective Affiliates and Associates to, cooperate fully with Buyer, Company and its Subsidiaries in the preparation of all Tax Returns and shall provide, or cause to be provided at such Seller's sole cost and expense, to Buyer, Company and its Subsidiaries any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, any accountants of such Seller. Each Seller shall cooperate fully with Buyer, Company and the Subsidiaries in connection with any Tax investigation, audit or other proceeding.

               4.3 CHANGE OF CORPORATE NAME

               After the Closing, Buyer shall cause the Company to change its corporate name from Maingate Electronics, KK to a different name to be selected in the sole discretion of Buyer.

                                    ARTICLE V

                                 INDEMNIFICATION

               5.1 OBLIGATIONS OF SELLERS.

               Sellers jointly and severally agree to indemnify and hold harmless Buyer, each Subsidiary of Buyer, Company and each Subsidiary of Company, and their respective directors, officers, employees, Affiliates and Associates (except Affiliates and Associates of Buyer to the extent they are other Sellers), agents and assigns, from and against any and all Losses, incurred directly or indirectly, as a result of, or based upon or arising from:

               (a) any third party claims or demands arising in connection with the conduct of Company's business prior to the Closing;

               (b) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Seller in or pursuant to this Agreement (provided that the Sellers' indemnification obligations for breach or non-performance of Section 4.1 shall be several but not joint);

               (c) any failure of any Seller to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement (provided that the Sellers' indemnification obligations for failure to perform or observe Section 4.1 shall be several but not joint); and

               (d) any failure to have obtained all Permits and Approvals required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               5.2 OBLIGATIONS OF BUYER.

               Buyer covenants and agrees to indemnify and hold harmless the Sellers and their respective Affiliates, Associates, agents and assigns from and against any and all Losses, incurred directly or indirectly, as a result of, or based upon or arising from:

               (a) any third party claims or demands arising in connection with the conduct of Company's business, after the Closing;

               (b) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement; and

               (c) any failure of Buyer to perform or observe fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement.

               5.3 LIMITATIONS ON INDEMNITY

               (a) The aggregate dollar amount of all payments Sellers shall be obligated to make pursuant to Section 5.1 shall not exceed the Purchase Price.

               (b) Neither Sellers nor Buyer shall have any obligation to indemnify Buyer or Sellers, as the case may be, pursuant to Section 5.1 or 5.2 hereof, unless and until in the case of the Sellers, Buyer has, or in the case of Buyer, all Sellers as a group have, suffered aggregate Losses with respect to one or more claims under such sections in excess of US $75,000, in which event the applicable indemnitee or indemnities, as the case may be, may claim indemnification only for the amount of such Losses in excess of US $75,000.

               5.4 CERTAIN TAX MATTERS.

               (a) Sellers Indemnity. Each Seller agrees to indemnify, defend and hold harmless Buyer, Company and each of the Company's Subsidiaries against any Tax liabilities arising out of the transfer of the Shares.

               (b) Audit Matters. Buyer shall have the responsibility for, and the right to control, the audit (and disposition thereof) of any Tax Return of the Company. Sellers shall have the right, directly or through its designated representatives, to review in advance all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending or treated by this Agreement as ending on or prior to the Closing Date if such audit or appeal could give rise to a claim for indemnification hereunder.

               5.5 PROCEDURE.

               (a) Notice. Any party seeking indemnification with respect to any Loss shall give notice to the party required to provide indemnity hereunder.

               (b) Defense. In the event any person or entity not a party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, then the party receiving notice of such event shall promptly notify the other party or parties of the demand, claim or lawsuit. Within ten (10) days after notice by the Indemnified Party (the "Notice") to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party, to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (a) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (b) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (c) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to and which have not been asserted by the Indemnifying Party, the Indemnifying Party will not have at the election of the Indemnified Party, the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within ten (10) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Except as explicitly provided in this Section 9.3(b), failure to provide Notice shall not limit the rights of such party to indemnification.

               (c) Adjustments for Insurance Proceeds. The amount of any Loss entitling a party to indemnification under this Article V shall be reduced by the amount of any insurance proceeds recovered by the Indemnified Party for such Loss, net of all costs and expenses incurred in collecting such insurance proceeds (including, without limitation, reasonable attorneys' fees). Nothing in this Section 5.5 shall be deemed to obligate any person to maintain any insurance or, except as set forth in the following sentence, to pursue any claim against any insurer or third party. Buyer shall use its reasonable commercial efforts to pursue any reasonable, material claim against its then-existing insurers to the extent the proceeds to be received from such claim would offset the amount of any Loss recovered by Buyer against any Seller; provided that Sellers shall not have any right to delay payment of any indemnification obligation hereunder in the event Buyer has made, or intends to make, a claim against its insurers in connection with the Loss associated with such obligation.

               5.6 WAIVER OF SUBROGATION AND OTHER RIGHTS.

               Buyer shall not be required to proceed against any particular Indemnifying Party for indemnification or otherwise in respect of any losses before enforcing its rights hereunder against any other Indemnifying Party, and each Seller expressly waives all rights such Seller may have, now and in the future, under any statute, at common law, or at law or in equity, or otherwise, to compel Buyer to proceed against any Indemnifying Party in respect of any losses before proceeding against, or as a condition to proceeding against, any other Indemnifying Party.

               5.7 SURVIVAL.

               The representations and warranties contained in or made pursuant to this Agreement shall expire on the earlier to occur of (A) the six month anniversary of the termination of that certain Merger Agreement, dated as of December 3, 2001, among Buyer, Synopsys, Inc. and Maple Forest Acquisition L.L.C. (the "MERGER AGREEMENT"), (B) the effective time of the merger contemplated by the Merger Agreement, or (C) eighteen months from the date hereof (the earlier of such dates in (A), (B) or (C), the "TERMINATION Date"). Notwithstanding the foregoing, (i) the representations and warranties contained in Section 2.1, 2.2, 2.21 and 2.22 shall survive the Closing and shall remain in full force and effect indefinitely, (ii) the representations and warranties contained in Section 2.16 shall continue through the expiration of the applicable statute of limitations as the same may be extended (or, if a claim has been asserted prior to such expiration, until six months after the date of its final resolution), (iii) the agreements made in Article IV and Article V shall be continuing and shall remain in full force and effect indefinitely, unless earlier terminated in accordance with their terms (provided that nothing in this Section 5.7(iii) shall be deemed to extend a representation or warranty that by the terms of this Section 5.7 has otherwise expired), and (iv) if a claim or notice is given under Article V with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved.

               5.8 DISPUTE RESOLUTION.

               (a) Notification of Dispute. If any party (the "CLAIMING PARTY") has any claim for indemnification pursuant to Article V (a "CLAIM"), the Claiming Party shall deliver written notice of such Claim to the party from whom indemnification will be sought (the "PAYING PARTY") as soon as possible after the Claiming Party becomes aware of such Claim. If the Paying Party objects to such Claim, the Paying Party shall give written notice of such objection (the "COMPLAINT") to the Claiming Party within five business days of receiving notice of such Claim from the Claiming Party as contemplated above. The Claiming Party and Paying Party shall attempt to resolve the Complaint, if possible, by good faith negotiation. If such negotiations fail to resolve any dispute within ten business days after the Paying Party has delivered the Complaint to the Claiming Party, then such dispute shall be resolved by arbitration in accordance with the provisions of this Section 5.8.

               (b) Section 5.8 to Govern. Where a Complaint pursuant to Section
5.8 is to be settled by arbitration (the "MATTER"), the provisions of this
Section 5.8 and, to the extent not inconsistent with this Section 5.8, the Commercial Arbitration Rules of the American Arbitration Association shall govern the arbitration of the Matter exclusively.

(c) Commencement of Arbitration. If the Paying Party and Claiming Party fail to settle the Complaint pursuant to Section 5.8(a), they shall jointly appoint an arbitrator (the "ARBITRATOR") to settle the Matter. If such parties are unable to agree on the identity of the Arbitrator, the Arbitrator shall be appointed pursuant to the

Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Alameda County, California.

               (d) Decisions in Writing. All decisions of the Arbitrator with respect to the Matter shall be rendered in writing and shall contain a brief recital of the facts upon which the decision is made and the reasons therefor.

               (e) Procedures. The Arbitrator, after giving the Claiming Party and the Paying Party an opportunity to be heard, will determine the procedure for the arbitration; provided that the Arbitrator, the Paying Party and the Claiming Party shall use their best efforts to resolve each Matter as promptly as possible, and in no event later than 60 days after the Paying Party has delivered the Complaint to the Claiming Party pursuant to Section 5.8(a) above. This procedure shall include an opportunity for written submissions by or on behalf of the Claiming Party and the Paying Party and a reasonable opportunity for discovery and may include proceedings by way of exchange of oral argument, hearing with or without witnesses, and such other procedures as the Arbitrator may consider appropriate. If the Claiming Party and the Paying Party agree on a code of procedure or on specific matters of procedure, that agreement shall be binding on the Arbitrator.

               (f) Decisions Final. Every award of the Arbitrator made pursuant hereto shall be final and binding upon the Claiming Party and the Paying Party and there shall be no appeal therefrom. Judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction and enforced as any other judgment. The arbitrator shall have jurisdiction to award the costs of the arbitration, including the fees of the Arbitrator, as between the Claiming Party and the Paying Party as the Arbitrator sees fit, and to direct the payment of interest in respect of any award at such rates and from and to such dates as are determined by the Arbitrator to be appropriate.

               (g) Fees. The Arbitrator shall be paid his or her normal professional fees for his or her time and attendances in dealing with the Matter, which fees, unless otherwise directed by the Arbitrator in accordance with Section 5.8, shall be paid equally by the Claiming Party and the Paying Party. The prevailing party shall be entitled to payment of its reasonable attorney's fees by the other party.

               (h) Setoff Against Holdback. Buyer may set off and apply any and all of the Holdback against any Claim of Buyer, provided that Buyer shall first give written notice of such Claim to the applicable Paying Party pursuant to
Section 5.8(a) hereof and Buyer shall not have received from such Paying Party written notice of a Complaint within the time period set forth in Section 5.8(a) hereof. If such notice has been given to Buyer, the Buyer's right of setoff under this Section 5.8(h) shall be subject to resolution of such Complaint in accordance with the provisions of Section 5.8. The rights of Buyer under this
Section 5.8(h) are in addition to other rights and remedies which Buyer may have. Notwithstanding the foregoing, Buyer agrees that it will first seek to satisfy any Claim against Sellers by application of the Holdback, to the extent of the then-current outstanding balance of the Holdback. Notwithstanding the preceding sentences in this Section 5.8(h), if a Claim of Buyer is based on a breach of a Seller's representation and warranty under Section 2.22 or on a breach of a Seller's covenant under Section
4.1 or 4.2, Buyer's right to set off and apply the Holdback against such Claim stated above in this Section 5.8(h) shall apply only to the portion of the Holdback that is then allocable to the Seller or Sellers against whom such Claim is made, based on the Sellers' respective percentage interests set forth in
Section 1.3 of the Sellers' Disclosure Schedule, and the remainder of the Holdback shall accordingly be distributed to the persons entitled thereto as and when provided under Section 1.3 and this Section 5.8 as if such Claim had not been made.


                                   ARTICLE VI

                                     GENERAL

               6.1 AMENDMENTS; WAIVERS.

               This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No investigations made by or on behalf of Buyer at any time and no knowledge acquired by Buyer at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by Sellers in or pursuant to this Agreement; nor shall any such investigation or knowledge affect the right of Buyer to indemnification or other remedy based on such representations or warranties.

               6.2 SCHEDULES; EXHIBITS; INTEGRATION.

               Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

               6.3 BEST EFFORTS; FURTHER ASSURANCES.

               Each party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

               6.4 GOVERNING LAW; FORUM.

               This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines. Except as provided in Section 5.8 hereof, the sole forum for resolving disputes arising under or relating to this Agreement shall be the Municipal and Superior Courts for the County of Alameda, State of California, or the federal district court for the district of California associated with such county and all related appellate courts and the parties hereby consent to the jurisdiction of such courts and that venue shall be in such county.

               6.5 NO ASSIGNMENT.

               Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder (including but not limited to its rights under Article V) to any Affiliate of Buyer or to any post-Closing purchaser of the outstanding capital stock of Buyer and/or Company or all or a substantial part of the assets or business of Buyer and/or Company.

               6.6 HEADINGS.

               The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

               6.7 COUNTERPARTS.

               This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

               6.8 LIMITATION ON REMEDIES.

               From and after the Closing, the remedies provided in Article V, subject to the limitations set forth in this Agreement, shall be the exclusive remedies available to a party to this Agreement for any breach or violation of this Agreement by another party hereto.

               6.9 PARTIES IN INTEREST.

               This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 5.1, 5.2, 5.3 and 6.5 (which are intended to be for the benefit of the persons provided for therein and may be enforced by such persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

               6.10 NOTICES.

               Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile as provided below or (c) mailed by overnight courier as provided in below, as follows:

               IF TO BUYER, ADDRESSED TO:

               Avant! Corporation
               46871 Bayside Parkway
               Fremont, CA 94538
               Facsimile Number: 510-413-7707
               Attention: Clayton Parker, Esq.

               WITH A COPY TO:

               O'Melveny & Myers LLP
               990 Marsh Road
               Menlo Park, CA 94025
               Facsimile Number: (650) 473-2601
               Attention: David A. Krinsky, Esq.

               IF TO SELLERS, ADDRESSED TO:

               Gerald C. Hsu
               5295 Blackhawk Drive
               Danville, CA 94506

               Noriko Ando
               2-8-16, Ozenji Higashi
               Asaoku, Kawasaki city
               Kanagawa Japan.

               The Eigen Fund
               443 Panorama Drive
               Benicia, California 94510-3920
               Facsimile Number:
               Attention:  Patricia A. Juvik-Woods

               WITH A COPY TO:

               Eric Brill
               3535 Clay Street
               San Francisco, CA 94118
               Facsimile Number: 415-954-4975


or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 6.10 and verbal telephone confirmation of receipt is received, (ii) if given by overnight mail, two (2) days after such communication is deposited with an international courier for overnight delivery, or (iii) if given by any other means, when actually received at such address.

               6.11 EXPENSES AND ATTORNEYS FEES.

               The parties hereto shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel. In the event of any action, suit or proceeding for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred such action, suit or proceeding.

               6.12 SPECIFIC PERFORMANCE.

               The parties hereto each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

               6.13 KNOWLEDGE CONVENTION.

               Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

               6.14 REPRESENTATION BY COUNSEL; INTERPRETATION.

               Each party hereto acknowledges that he, she or it has had full and adequate opportunity to have this Agreement and the transactions contemplated by this Agreement reviewed by such party's independent counsel and to discuss this Agreement with such counsel. Accordingly, any rule of Law, including, but not limited to,
Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. Each Seller further acknowledges that Hewitt & O'Neil LLP has acted only as counsel for the Company and O'Melveny & Myers, LLP has acted only as counsel for Buyer in connection with the transactions contemplated by this Agreement, and they have not represented any of the Sellers.

               6.15 SEVERABILITY.

               If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.


                                   ARTICLE VII

                                   DEFINITIONS

               7.1 DEFINITIONS.

               For all purposes of this Agreement, except as otherwise expressly provided in such Agreement,

               (a) the terms defined in this Article VII have the meanings assigned to them in this Article VII and include the plural as well as the singular,

               (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

               (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

               (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

               (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

               As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

               "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

               "AGREEMENT" means this Agreement by and among Buyer and Sellers, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

               "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

               "ASSOCIATE" of a Person means

                    (1) a corporation or organization (other than Buyer, Company or a party to this Agreement) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

                    (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

                    (3) any relative or spouse of such person or any relative of such spouse who has the same home as such person.

               "CLOSING" means the consummation of the purchase and sale of the Shares under this Agreement.

               "CLOSING DATE" means the date of the Closing.

               "CODE" means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "INDEMNIFIED PARTY" means the party entitled to indemnity under this Agreement.

               "INDEMNIFYING PARTY" means the party obligated to provide indemnification under this Agreement.

               "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

               "MATERIAL ADVERSE EFFECT" means with respect to the Company, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would reasonably be expected to be materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that it shall not include any change, circumstance or effect resulting from (1) general changes in the industries in which either the Company and its Subsidiaries operate, except those changes, circumstances or effects that adversely affect the Company and its Subsidiaries to a materially greater extent than they affect other entities operating in such industries, (2) changes in general economic conditions or changes in securities markets in general or (3) effects of the public announcement or pendency of the transactions contemplated hereby.

               "ORDINARY COURSE OF BUSINESS" whether or not modified by the phrase "consistent with past practice" shall mean with respect to the Company
(i) in accordance with generally accepted sound business practice and (ii) to the extent not inconsistent with clause (i), in accordance with the Company's past business practice.

               "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

               "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

               "SELLERS' DISCLOSURE SCHEDULE" means the Disclosure Schedule dated December 27, 2001 and delivered by Sellers to Buyer. Information set forth in any section of the Disclosure Schedule shall be deemed to be set forth only in such section of the Disclosure Schedule to which it specifically relates.

               "SUBSIDIARY" means any Person in which Company is a general or managing partner or the outstanding voting securities or interests, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions, are directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries.


                            [SIGNATURE PAGE FOLLOWS.]

               IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.



                                        BUYER

                                        Avant! Corporation,
                                        a Delaware corporation



                                        By:   /s/ Howard Ko
                                             -----------------------------------

                                        Its:  Executive Operating Officer
                                             -----------------------------------


                                        SELLERS



                                        /s/ Gerald C. Hsu
                                        ----------------------------------------
                                        Gerald C. Hsu

                                        /s/ Noriko Ando
                                        ----------------------------------------
                                        Noriko Ando


                                        The Eigen Fund


                                        By: /s/ Patricia A. Juvik-Woods
                                             -----------------------------------
                                        Its:  Manager
                                             -----------------------------------